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                                  July 19, 1999


Honda Titling A L.P.
Honda Titling B L.P.
Honda Titling C L.P.
Honda Titling D L.P.
Honda Auto Lease Trust 1999-A
Honda Lease Trust
700 Van Ness Avenue
Torrance, California 90501


                  Re:      Honda Titling A L.P.
                           Honda Titling B L.P.
                           Honda Titling C L.P.
                           Honda Titling D L.P.
                           Honda Auto Lease Trust 1999-A
                           Honda Lease Trust
                           Registration Statement on Form S-1
                           Registration Nos. 333-72303-01, 333-72303-02,
                           333-72303-03, 333-72303-04, 333-72303-05

Ladies and Gentlemen:

         We have acted as special tax counsel to Honda Titling A L.P. ("HTA LP") a Delaware limited partnership, Honda Titling B L.P. ("HTB LP"), a Delaware limited partnership, Honda Titling C L.P. ("HTC LP"), a Delaware limited partnership, Honda Titling D L.P. ("HTD LP"), a Delaware limited partnership, Honda Lease Trust ("HLT"), a Delaware business trust, and Honda Auto Lease Trust 1999-A (the "1999-A Securitization Trust"), in connection with the authorization and proposed issuance from after the date hereof of $3,000,000,000 aggregate principal amount of auto lease asset-backed notes (the "Notes") to be offered pursuant to a registration statement on Form S-1 (such registration statement as amended, the "Registration Statement") relating to the Notes. The Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder. As set forth in the Registration Statement, the Notes will be issued under and pursuant to the conditions of an indenture (the "Indenture") by and between the U.S. Bank National Association ("U.S. Bank") as owner trustee (the "1999-A Owner Trustee") and The Bank of New York ("BONY"), as indenture trustee (the "1999-A Indenture Trustee") and a securitization trust agreement (the "1999-A Securitization Trust Agreement") among HTC LP and HTD LP as transferors (the "Transferors"), the 1999-A Owner Trustee, and the 1999-A Indenture Trustee.

         In connection with rendering this opinion letter, we have examined the Prospectus contained in the Registration Statement (the "Prospectus"), and such other documents, records and instruments as we have deemed necessary. As to matters of fact, we have examined and

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relied upon representations or certifications of officers of the
Transferors or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural person and the conformity to the originals of all documents.

         In arriving at the opinion expressed below, we have assumed that (i) the Indenture will be duly and validly authorized by all necessary corporate action on the part of the 1999-A Owner Trustee, the 1999-A Indenture Trustee and any other party thereto, (ii) the 1999-A Securitization Trust Agreement will be duly and validly authorized by all necessary corporate action on the part of the Transferors, the Trustee and any other party thereto, (iii) the Indenture will be duly executed, authenticated and delivered by the 1999-A Owner Trustee, the 1999-A Indenture Trustee and any other party thereto substantially in the form filed as an exhibit to the Registration Statement,
(iv) that the Notes will be duly executed and delivered substantially in the forms set forth in the form of the Indenture incorporated by reference as an exhibit to the Registration Statement, (v) the 1999-A Securitization Trust Agreement will be duly executed and delivered by the Transferors, the 1999-A Owner Trustee, the 1999-A Indenture Trustee and any other party thereto substantially in the form filed as an exhibit to the Registration Statement and (vi) the Notes will be sold in the manner described in the Registration Statement.

         In rendering this opinion letter, we express no opinion as to the laws of any jurisdiction other than the United States Internal Revenue Code of 1986 (the "Code"), as amended, nor do we express any opinion, either implicitly or otherwise, on any issue not expressly addressed below. In rendering this opinion letter, we have not passed upon and do not pass upon the application of "doing business" or the securities laws of any jurisdiction.

         As special tax counsel to HTA LP, HTB LP, HTC LP, HTD LP, HLT and the 1999-A Securitization Trust, we have advised HTA LP, HTB LP, HTC LP, HTD LP, HLT and the 1999-A Securitization Trust with respect to certain federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes that appears under the heading "Material Federal Income Tax Consequences" in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences which are discussed, in our opinion, the description is accurate. We hereby adopt and confirm as our opinion the description under the heading "Material Federal Income Tax Consequences" in the Prospectus, to the extent that it concerns matters of United States federal income tax law.

         This opinion set forth above is based on relevant provisions of the Code, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

         We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus, without admitting that we are "experts" within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                     Respectfully submitted,



                                                     /s/ O'MELVENY & MYERS LLP